Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
August 15, 2014	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

HUNTSMAN ANNOUNCES MANUFACTURING DISRUPTION AT

PORT NECHES, TEXAS FACILITY

The Woodlands, TX – Huntsman Corporation (NYSE: HUN) announced today that it experienced an unplanned manufacturing disruption on a production unit at its facility in Port Neches, Texas.  There were no injuries resulting from the incident.

The disruption occurred on Thursday August 14 and was caused by equipment failure.

The Port Neches facility manufactures methyl tertiary butyl ether (MTBE), propylene oxide (PO) and propylene glycols (PG).  The manufacturing disruption also impacts internal PO supply to downstream MDI systems, amines, surfactants and propylene oxide derivatives.  The affected unit is expected to be off-line for two to three weeks, with an estimated negative impact of $30 million EBITDA for Huntsman’s Polyurethanes and Performance Products divisions.

It is yet to be determined whether this will impact the planned maintenance scheduled for the first half of 2015.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated chemicals with 2013 revenues of over $11 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets.  We operate more than 80 manufacturing and R&D facilities in 30 countries and employ approximately 12,000 associates within our 5 distinct business divisions.  For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.